Exhibit 2.1

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF

REORGANIZATION BY AND AMONG

CONTEXTLOGIC INC., EASTER MERGER SUB, INC. AND

EASTER PARENT, INC.

THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of July 3, 2025 is by and among ContextLogic Inc., a Delaware corporation (the “Company”), Easter Parent, Inc., a Delaware corporation (“Holdings”), and Easter Merger Sub, Inc., a Delaware corporation (“Merger Sub”). This Agreement amends, restates, replaces and supersedes in its entirety that certain Agreement and Plan of Reorganization by and among the Company, Holdings and Merger Sub, dated May 23, 2025, as amended by the Amended and Restated Agreement and Plan of Reorganization, dated June 9, 2025 (together, the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, the Company has an authorized capital stock consisting of 3,000,000,000 shares of class A common stock, par value $0.0001 per share (the “Company Common Stock”), of which 26,682,233 shares are issued and outstanding as of the date hereof and 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), none of which are outstanding on the date hereof;

WHEREAS the Company, Holdings and Merger Sub entered into the Original Agreement and hereby intend to amend and restate the Original Agreement as set forth herein pursuant to Section 5.1 to the Original Agreement;

WHEREAS, Holdings has an authorized capital stock consisting of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and are held by the Company on the date hereof, and 1,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding on the date hereof;

WHEREAS, immediately prior to the Effective Time (as defined in Section 1.2 below), Holdings will have authorized capital stock consisting of 3,000,000,000 shares of common stock, par value $0.0001 per share (the “Holdings Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Holdings Preferred Stock”);

WHEREAS, Merger Sub has an authorized capital stock consisting of 100 shares of common stock, par value $0.0001 per share, (the “Merger Sub Common Stock”), all of which are issued and outstanding and are held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure (the “Reorganization”) by means of the Merger followed by the Conversion (as defined below), pursuant to which the Company will become a wholly-owned subsidiary of Holdings and stockholders of the Company will exchange their securities of the Company for securities of Holdings;

WHEREAS, the boards of directors of the Company and Merger Sub each desire that, to facilitate the Reorganization, Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company and Merger Sub have each approved this Agreement;

WHEREAS, the Company, the next day following the Merger, will be converted from a Delaware corporation to a Delaware limited liability company (the “Conversion”);

WHEREAS, the board of directors of Holdings has approved this Agreement and authorized Holdings to join and be bound by it; and

WHEREAS, the board of directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at its annual meeting of stockholders (the “Annual Meeting”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE ONE

THE MERGER

1.1 The Merger; Effect of Merger. At the Effective Time, Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL. The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL. At the Effective Time of the Conversion (as defined below), the Company, as the surviving corporation, shall be converted from a Delaware corporation to a Delaware limited liability company and continue as a wholly owned subsidiary of Holdings.

1.2 Effective Time. The Effective Time shall be the time at which a duly executed copy of a Certificate of Merger with respect to the Merger is filed in the office of the Secretary of State of Delaware in accordance with the provisions of the DGCL, or at such later time as is agreed to by the parties to this Agreement and specified in the Certificate of Merger (the “Effective Time”). The Effective Time of the Conversion will be 12:01 A.M. of the day immediately following the effective date of the Merger (the “Effective Time of the Conversion”).

1.3 Company Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, amended and restated by virtue of the Merger as set forth on Annex A attached hereto, and as so amended shall thereafter continue in full force and effect as the certificate of incorporation of the surviving corporation until it shall thereafter be amended as provided by law.

1.4 Company By-laws. The amended and restated by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that “ContextLogic Inc.” shall replace each instance where “Easter Merger Sub, Inc.” appears , as the surviving corporation, following the Effective Time until the same shall thereafter be altered, amended or repealed.

1.5 Company’s and Holdings’ Directors and Officers. The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of Holdings following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of Holdings.

1.6 Holdings Certificate of Incorporation and By-laws. Prior to the Effective Time, Holdings and the Company shall take all action reasonably necessary to cause Holdings’ Certificate of Incorporation and by-laws to read in their entirety substantially as set forth in Annex B and C, attached hereto, respectively.

1.7 Tax Treatment. For US federal income tax purposes, the parties intend that the Reorganization qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, or alternatively as a tax-free exchange within the meaning of Section 351 of the Code followed by a liquidation Company under Section 332 of the Code.

1.8 Tax Benefit Preservation Plan. Prior to the Effective Time, the Company shall cause the Tax Benefits Preservation Plan, dated as of February 10, 2024, by and between the Company and Equiniti Trust Company, LLC, as rights agent (the “Tax Benefits Preservation Plan”) to have been terminated pursuant to the terms thereunder.

ARTICLE TWO

CONVERSION OF SHARES

2.1 Company Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of Holdings Common Stock upon compliance with the procedures specified in Article Three of this Agreement. No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.2 below. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdings Common Stock to be held immediately after completion of the Merger in the treasury of Holdings.

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2.2 Merger Sub Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole stockholder of the Company. At the Effective Time of the Conversion, all of the outstanding shares of Company Common Stock will be converted to limited liability interests pursuant to the Conversion, whereupon Holdings will own all of the limited liability interests in the Company.

2.3 Holdings Common Stock. At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

2.4 Stock Plans. At the Effective Time, Holdings shall assume and continue the Company’s obligations under the 2010 Equity Incentive Plan (the “2010 Incentive Plan”), and continue the Company’s 2020 Equity Incentive Plan (the “2020 Incentive Plan”) and the 2022 Inducement Plan (the “Inducement Plan,” and together with the 2010 Incentive Plan, the 2020 Incentive Plan, and the Inducement Plan, each a “Plan” and together, the “Plans”) and shall be substituted as the “Company” under the terms and provisions of the Plan and assume all rights and obligations of the Company under the each Plan as theretofore in effect and all stock options, restricted stock units, and other awards outstanding thereunder (the “Outstanding Awards”). The Plans and the Outstanding Awards shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock. Prior to the Effective Time, the Company shall take such action with respect to each Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.4.

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders or owned by beneficial owners who shall have neither voted in favor of the Reorganization nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, Holdings Common Stock in accordance with Section 2.1 unless such holder or beneficial owner fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable law, each holder or beneficial owner of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262 of the DGCL. Such holders or beneficial owners shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by holders or beneficial owners who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 of the DGCL shall thereupon be canceled and deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Holdings Common Stock in accordance with Section 2.1, without any interest thereon, upon surrender, in the manner provided in Article Three, of such shares of Company Common Stock.

ARTICLE THREE

EXCHANGE OF STOCK CERTIFICATES

3.1 Appointment of Transfer Agent. At or prior to the Effective Time, Holdings shall appoint a transfer agent (“Transfer Agent”) for the purpose of facilitating the exchange of securities of the Company for securities of Holdings including certificates evidencing shares of Company Common Stock (“Company Certificates”) for certificates evidencing such shares of Holdings Common Stock (“Holdings Certificates”).

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3.2 Exchange Procedures for certificated shares. As promptly as reasonably practicable after the Effective Time, Holdings and the Company shall cause the Transfer Agent to mail to each person who was, at the Effective Time, a holder of record of certificated shares of Company Common Stock: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Transfer Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates pursuant to such letter of transmittal. Upon surrender to the Transfer Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor, as applicable: a Holdings Certificate representing that number of shares of Holdings Common Stock as the number of shares of Company Common Stock represented by the surrendered Company Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3 or, and the Company Certificate so surrendered shall forthwith be cancelled and the Company Certificates so surrendered shall forthwith be cancelled. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

3.3 Restriction on Payment of Dividends and Distributions. No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.2. After the surrender of a Company Certificate in accordance with Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock represented by such Company Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Transfer Agent or any other person shall be liable to any former holder of shares of Company Common Stock or for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4 Issuance of Holdings Certificate in a Different Name. If any Holdings Certificate is to be issued pursuant to Section 3.2 in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Transfer Agent in advance any transfer or other taxes required by reason of the issuance of any Holdings Certificate in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable.

3.5 No Transfers of Company’s Common Stock or Company Preferred Stock after the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no Holdings Certificates shall be issued in exchange for such shares of Company Common Stock unless and until such Company Certificate is delivered to the Transfer Agent together with properly completed and duly executed copies of all documents required by Section 3.2 (or such other documents as are satisfactory to Holdings and the Transfer Agent in their sole discretion).

3.6 Lost Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Transfer Agent will issue in exchange for such lost, stolen or destroyed Company Certificate a Holdings Certificate representing the shares of Holdings Common Stock to which the holder thereof is entitled pursuant to Section 2.1 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3.

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3.7 Uncertificated Shares. In the case of each share of Company Common Stock that is not represented by a certificate, the Transfer Agent shall issue at the Effective Time one share of Holdings Common Stock to the holders of such security without any action by such holder, and in the case of Company Common Stock, such holder shall be deemed to have surrendered Company Certificates in accordance with Section 3.2.

ARTICLE FOUR

CONDITIONS TO REORGANIZATION

4.1 Conditions to Reorganization. The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

a)	Consents. Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained;

b)	Stockholder Approval. This Agreement shall have been adopted by holders of a majority of the issued and outstanding shares of Company Common Stock, voting together as a single class in accordance with the DGCL;

c)	Stockholder Approval. This Agreement shall have been adopted by the sole stockholder of Merger Sub;

d)	Tax Benefits Preservation Plan: The Company shall have terminated the Tax Benefits Preservation Plan pursuant to the terms thereunder; and

e)	Dissenting Shares. Holders or beneficial owners of no more than one percent (1%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the closing of the polls on the stockholder vote to adopt this Agreement, in the aggregate, shall have exercised, or remain entitled to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares as described in Section 2.5.

ARTICLE FIVE

AMENDMENT, DEFERRAL AND TERMINATION

5.1 Amendment. Subject to Section 251(d) of the DGCL, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Certificate of Merger with the Secretary of State of Delaware.

5.2 Deferral. Consummation of the Reorganization may be deferred by the board of directors of the Company or any authorized officer of the Company following the Annual Meeting if said board of directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

5.3 Termination. This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after adoption of this Agreement by the stockholders of the Company, by action of the board of directors of the Company, if the board of directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

ARTICLE SIX

MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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6.2 Further Assurances. From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization. Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

6.3 Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

6.4 Description Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

CONTEXTLOGIC INC., a Delaware corporation

By:	/s/ Rishi Bajaj
	Name:	Rishi Bajaj
	Title:	Chief Executive Officer

EASTER MERGER SUB, INC., a Delaware corporation

By:	/s/ Rishi Bajaj
	Name:	Rishi Bajaj
	Title:	President

EASTER PARENT, INC., a Delaware corporation

By:	/s/ Rishi Bajaj
	Name:	Rishi Bajaj
	Title:	President

[Second Amended and Restated Agreement and Plan of Reorganization]

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ANNEX A

CERTIFICATE OF INCORPORATION OF THE COMPANY

[Attached.]

[Annex A]

ANNEX B

CERTIFICATE OF INCORPORATION OF HOLDINGS

[Attached.]

[Annex B]

ANNEX C

BYLAWS OF HOLDINGS

[Attached.]

[Annex C]